Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL 2020
Continued New Program Wins; Expecting Continued Revenue Growth in the First Quarter
Spokane Valley, WA— August 4, 2020 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and the year ended June 27, 2020.

For the fourth quarter of fiscal year 2020, Keytronic reported total revenue of $116.0 million, up 10% from $105.6 million in the same period of fiscal year 2019. During the fourth quarter of fiscal year 2020, the Company’s revenue was significantly constrained by the temporary shutdown of its facilities in Juarez by the Mexican government due to the COVID-19 pandemic and associated delays in production. For the full year of fiscal 2020, total revenue was $449.5 million, compared to $464.0 million in the same period of fiscal year 2019.

During the fourth quarter of fiscal year 2020, the Company incurred a variety of additional costs caused by the COVID-19 crisis totaling approximately $2.2 million or $0.16 per share. These expenses are related to the temporary shutdown and restart of the Company’s Juarez facility, as well as preventative measures and equipment for employees at all of its facilities in the US, Mexico, China and Vietnam.

The pandemic’s adverse impact on revenue and expenses reduced the Company’s margins. For the fourth quarter of fiscal year 2020, gross margin was 7.4% and operating margin was 0.9%, compared to gross margin of 7.9% and an operating margin of 1.3%, in the same period of fiscal 2019.

For the fourth quarter of fiscal year 2020, net income was $1.5 million or $0.14 per share, compared to $0.8 million or $0.08 per share for the same period of fiscal year 2019. Earnings for the fourth quarter of fiscal year 2020 included a tax benefit from releasing a portion of the Company’s allowance on research and development credits taken in previous years of $1.3 million or $0.12 per share. For the full year of fiscal year 2020, net income was $4.8 million or $0.44 per share, compared to a net loss of $8.0 million or $(0.74) per share for fiscal year 2019. Excluding the goodwill and intangibles write down in fiscal 2019, the Company would have reported net income of $4.5 million or $0.42 per for fiscal year 2019.

“During the past fiscal year, we overcame a number of powerful global headwinds, including component shortages, trade disputes and the COVID-19 crisis, but we see the favorable trend of contract manufacturing returning to North America accelerating,” said Craig Gates, President and Chief Executive Officer. “On balance, the effect of the pandemic on our customer’s demand was a net positive during the second half of fiscal 2020. While some of our customers, particularly in the gaming industry, have seen large decreases in their demand, others have significantly increased their demand, including programs for healthcare and home-oriented consumer products and exercise equipment.

“During the fourth quarter of fiscal year 2020, we won new programs involving sanitizer dispensing, automotive controllers, oil and gas drilling, wireless security and personal healthcare protective equipment. A large program that we announced in the third quarter, which when fully ramped is anticipated to contribute $100 million in annual revenue, got underway in the fourth quarter and is expected to contribute to revenue in fiscal 2021.

“As we enter fiscal 2021, uncertainty remains around the continuing impact of COVID-19 and potential future disruptions to our production facilities and we continue to focus on protecting the health of all of our employees by adhering to current health guidelines. Nevertheless, thanks to the dedication and sacrifices of our employees, we enter the year with increasingly positive momentum. We continue to invest in new capacity and remain optimistic about our long-term opportunities for growth.”

Business Outlook
For the first quarter of fiscal year 2021, Keytronic expects to report revenue in the range of $118 million to $125 million, and earnings in the range of $0.18 to $0.25 per diluted share. These expected results assume an effective tax rate of 20% in the quarter. Keytronic is working closely with its customers, key suppliers and employees to minimize effects of delays attributable to the continued global pandemic. While the Company’s facilities in the US, Mexico, China and Vietnam currently operating and rigorously following current health guidelines, uncertainty as to the possibility of future temporary closures, customer demand and costs, and future supply chain disruptions during the rapidly changing COVID-19 environment could significantly impact operations in coming periods. Due to the heightened risks associated with the above, we may issue updated guidance during the upcoming quarter.
Conference Call
Keytronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) on August 4, 2020. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-353-6461 or +1-334-323-0501 (Access Code: 9895228). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 9895228).
About Keytronic
Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such word as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2021, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	$116,018	$105,581	$449,480	$464,044
Cost of sales	107,412	97,200	414,231	429,443
Gross profit	8,606	8,381	35,249	34,601
Research, development and engineering expenses	2,262	1,600	7,391	6,555
Selling, general and administrative expenses	5,317	5,372	21,030	21,556
Impairment of goodwill and intangibles	—	—	—	12,448
Total operating expenses	7,579	6,972	28,421	40,559
Operating income (loss)	1,027	1,409	6,828	(5,958)
Interest expense, net	521	677	2,509	2,782
Income (loss) before income taxes	506	732	4,319	(8,740)
Income tax benefit	(966)	(85)	(439)	(758)
Net income (loss)	$1,472	$817	$4,758	$(7,982)
Net income (loss) per share — Basic	$0.14	$0.08	$0.44	$(0.74)
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,760
Net income (loss) per share — Diluted	$0.14	$0.08	$0.44	$(0.74)
Weighted average shares outstanding — Diluted	10,832	10,760	10,816	10,760

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 27, 2020	June 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$553	$601
Trade receivables, net of allowance for doubtful accounts of $609 and $58	86,123	58,429
Contract assets	23,753	22,161
Inventories, net	115,020	100,431
Other	17,315	16,477
Total current assets	242,764	198,099
Property, plant and equipment, net	31,764	29,413
Operating lease right-of-use assets, net	14,441	—
Other assets:
Deferred income tax asset	10,178	7,840
Other intangible assets, net	—	657
Other	2,587	2,301
Total other assets	12,765	10,798
Total assets	$301,734	$238,310
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,204	$73,571
Accrued compensation and vacation	10,428	6,759
Current portion of debt, net	7,508	5,841
Other	14,079	7,233
Total current liabilities	112,219	93,404
Long-term liabilities:
Term loans	3,258	7,091
Revolving loan	60,094	23,356
Operating lease liabilities	9,497	—
Deferred income tax liability	234	—
Other long-term obligations	875	—
Total long-term liabilities	73,958	30,447
Total liabilities	186,177	123,851
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,946	46,680
Retained earnings	70,111	65,353
Accumulated other comprehensive income (loss)	(1,500)	2,426
Total shareholders’ equity	115,557	114,459
Total liabilities and shareholders’ equity	$301,734	$238,310
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